Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of MainSource Financial Group, Inc. on Form S-8 of our report, dated March 10, 2011, on the consolidated financial statements of MainSource Financial Group, Inc. as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010, which appears in the Annual Report on Form 10-K of MainSource Financial Group, Inc.

Crowe Horwath LLP

Indianapolis, Indiana

March 30, 2011